Exhibit 10.65

CHROMADEX CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into by and between ChromaDex Corporation, a Delaware corporation (the “Company”) and Robert Fried (the “Executive”), effective as of the Effective Date (as defined below). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

Whereas, pursuant to that certain Member Interest Purchase Agreement (the “Purchase Agreement”), the Company will purchase one-hundred percent (100%) of the membership interests of Healthspan Research, LLC, a Delaware limited liability company (“Healthspan”), not already owned by the Company from Executive and the other members of Healthspan (the “Transaction”);

Whereas, in connection with the Transaction, the Company desires to hire Executive as an employee to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

Whereas, Executive desires to be employed by the Company and provide such services to the Company as an employee in return for certain compensation and benefits; and

Whereas, the effective date of this Agreement will be the Closing Date as defined in the Purchase Agreement (the “Effective Date”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.
Employment.

1.1 Title. Executive shall be employed as President and Chief Strategy Officer of the Company, subject to the terms and conditions set forth in this Agreement. Executive shall report to the Company’s Chief Executive Officer (the “CEO”). During the Term (as defined below), Executive will devote his best efforts and his full business time and attention to the business of the Company and its subsidiaries, provided, however, that notwithstanding the foregoing the Executive shall be permitted to perform outside business, management of personal investments, and other activities, including without limitation business activities in the film and entertainment industries and relating to the Hallmark Feeln streaming video service, to the extent that the performance of such activities would not materially diminish, conflict with or negatively impact the performance of Services hereunder.

1.2 Term. The term of Executive’s employment with the Company shall commence on the Effective Date and remain in effect until the third (3rd) anniversary of the Effective Date, or until such earlier date as it may be terminated by either Party pursuant to the terms of Section 5 herein (the “Initial Term”). Unless terminated earlier pursuant to Section 5, this Agreement shall automatically be renewed on the third anniversary of the Effective Date and each one-year anniversary thereafter (each a “Renewal Date”) for an additional term of one year (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless terminated by either Party not less than sixty (60) days prior to the end of the Initial Term or any Renewal Term. Each Renewal Term is subject to the termination provisions hereof.

1.3 Duties. Executive will be the President and Chief Strategy Officer of the Company and shall perform the following services (the “Services”): coordinate raising equity and/or debt capital in an amount sufficient to enable Healthspan to scale its business development, marketing, and sales; oversight of the Company’s corporate strategy and the marketing, branding and distribution of nicotinamide riboside (“NR”) to the Direct-to-Consumer (“DTC”) market and such other distribution channels as the Company’s Board of Directors (the “Board”) or CEO may assign to Executive with Executive’s prior written consent; and such other duties as are reasonably assigned to Executive by the CEO.

1.4 Board Role. Following the Effective Date, Executive shall initially continue to serve as a director of the Company. Executive agrees to promptly resign as a director of the Company if properly terminated for Cause (as defined in Section 5.5.1 of this Agreement) pursuant to the terms of this Agreement. On or prior to the Effective Date, Executive shall resign as a member of the Nominating and Corporate Governance Committee of the Board.

1.5 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company for all similarly situated executive officers. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.6 Location and Travel. Executive’s principal place of business for performance of the Services shall be in Los Angeles, California, provided, however, that the Company may from time to time require Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business including the Company’s executive offices in Irvine, California. In connection with travel other than travel from the Los Angeles area to and from the Company’s executive offices in Irvine, which will be covered by the immediately succeeding sentence, the Company shall reimburse Executive for all travel related expenses in accordance with Section 2.4 of this Agreement. In addition, the Company shall reimburse Executive at the standard mileage rate as determined by the Internal Revenue Service for all miles driven in connection with travel from the Los Angeles area to and from the Company’s executive offices in Irvine, California pursuant to Section 2.4.

1.7 Documentation. The Company’s obligation to employ Executive pursuant to this Agreement is conditioned on documentation of Executive’s authorization to work in the United States.

2.
Compensation and Benefits for Executive.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of $300,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule, but in no event less frequently than monthly. The Base Salary may be subject to positive adjustments based on the Company’s and Executive’s performance, at the sole discretion of the Board.

2.2 Annual Bonus. Commencing in fiscal year 2017, Executive shall be eligible to earn an annual bonus as follows:

2.2.1 Executive shall be eligible to earn an annual bonus during each fiscal year that Executive remains employed by the Company for the entire fiscal year in accordance with Section 2.2.2. In the case of fiscal year 2017, Executive will be eligible to earn an annual bonus provided that Executive is employed by the Company from the Effective Date through the end of fiscal year 2017. Any such annual bonus earned shall be paid, less standard payroll deductions and withholdings, on the same date(s) as annual bonuses are paid to other Company executives, but in no event shall the annual bonus be paid later than March 15 of the fiscal year following the fiscal year for which the annual bonus is payable. Executive does not need to be employed on the date of payment of the annual bonus in order to receive any bonus.

2.2.2 For each fiscal year that Executive remains employed by the Company for the entire fiscal year (or for fiscal year 2017 as provided in the second sentence of Section 2.2.1 above), the annual bonus shall equal: (a) 1% of DTC Net Sales for that fiscal year, as determined based on the Company’s audited financial statements for that fiscal year; plus (b) an additional 2% of the DTC Net Sales for that fiscal year that exceed DTC Net Sales for the prior fiscal year, as determined based on the Company’s audited financial statements for each such fiscal year (so, if DTC Net Sales for the current fiscal year do not exceed DTC Net Sales for the prior fiscal year, there will be no bonus payable pursuant to this clause (b)) (the “NR Threshold”); plus (c) 1% of the Gross Profit of the Company and its subsidiaries derived from NR Ingredient Sales for that fiscal year that exceeds such Gross Profit for the prior fiscal year, as determined based on the Company’s audited financial statements for each such fiscal year (so, if such Gross Profit for the current fiscal year does not exceed such Gross Profit for the prior fiscal year, there will be no bonus payable pursuant to this clause (c)). For purposes of this Agreement, “DTC Net Sales” means all DTC gross sales by Chromadex or any of its subsidiaries (including Healthspan) of products with NR as a lead ingredient (“Products”) less any (1) trade, quantity and cash discounts on Products actually provided to third parties in connection with arms-length transactions, (2) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Products, (3) actual freight and insurance costs incurred in transporting Products to such customers, and (4) excise, sale, use, value added or other taxes. For purposes of this Agreement, “NR Ingredient Sales” means (A) sales by the Company and its subsidiaries of NR to producers of products (“Dietary Supplement Products”) labeled as “dietary supplements” that include NR as an ingredient, are taken orally, and bear or contain a vitamin, a mineral, an herb or other botanical, an amino acid or a dietary substance to supplement the product consumer’s diet, less any (1) trade, quantity and cash discounts on such sales actually provided to third parties in connection with arms-length transactions, (2) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of ingredient for such sales, (3) actual freight and insurance costs incurred in transporting ingredient to such customers, and (4) excise, sale, use, value added or other taxes, plus (B) amounts received by the Company and its subsidiaries from non-subsidiary entities in which the Company or any of its subsidiaries has a direct or indirect ownership, equity, or similar interest based on sales of NR by those non-subsidiary entities to producers of Dietary Supplement Products pursuant to contractual agreements between the Company or any of its subsidiaries and those non-subsidiary entities. For purposes of this Agreement, “Gross Profit” means NR Ingredient Sales less the applicable cost of goods sold.

2.2.3 For the purposes of this Agreement, and notwithstanding the foregoing, should Executive’s oversight responsibility be expanded to a new distribution channel for or during any fiscal year, the initial NR Threshold for that new distribution channel for such fiscal year shall be equal to Net Sales to that distribution channel in such fiscal year, as determined based on the Company’s audited financial statements, and the NR Threshold for subsequent fiscal years for that distribution channel shall be the Net Sales to such distribution channel for the prior fiscal year, as determined based on the Company’s audited financial statements. For purposes of this Agreement, “Net Sales” means all gross sales by the Company or any of its subsidiaries of Products or NR as an ingredient, as applicable, less any (1) trade, quantity and cash discounts on such Products or ingredient sales, as applicable, actually provided to third parties in connection with arms-length transactions, (2) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Products or ingredient, as applicable, (3) actual freight and insurance costs incurred in transporting Products or ingredient, as applicable, to such customers, and (4) excise, sale, use, value added or other taxes.

2.3 Equity.

2.3.1
Stock Options. On the Effective Date, the Company will grant Executive options (incentive stock options, to the extent possible pursuant to the terms of the Company’s Second Amended and Restated 2007 Equity Incentive Plan or any subsequent equity incentive plan (together, the “Plan”) and applicable law) (the “Options”) to purchase 500,000 shares of the Company’s common stock for an exercise price equal to the fair market value on the date of the grant. The Options shall vest in equal monthly installments over three years, subject to Executive’s Continuous Service (as defined in the Plan) on each such vesting date.

2.3.2
Restricted Stock.

2.3.2.1 On the Effective Date, the Company will grant Executive 166,667 shares of restricted common stock of the Company, which shares shall vest in equal annual installments over three years, subject to Executive’s Continuous Service on each vesting date.

2.3.2.2 Subject to requisite stockholder approval, on the one-year anniversary of the Effective Date, the Company will grant Executive 166,667 shares of restricted common stock of the Company (subject to Executive’s Continuous Service as an employee or consultant of the Company or any of its subsidiaries through such grant date), which shares shall vest in equal annual installments over two years, subject to Executive’s Continuous Service on each vesting date. The Company will use its reasonable efforts to obtain requisite stockholder approval of such grant.

2.3.2.3 Subject to requisite stockholder approval, on the two-year anniversary of the Effective Date, the Company will grant Executive 166,666 shares of restricted common stock of the Company (subject to Executive’s Continuous Service as an employee or consultant of the Company or any of its subsidiaries through such grant date), which shares shall vest completely on the one year anniversary of such grant date, subject to Executive’s Continuous Service on such vesting date. The Company will use its reasonable efforts to obtain requisite stockholder approval of such grant.

2.3.3
Accelerated Vesting of Equity. Upon the occurrence of any of (a) a Change of Control (as defined in the Plan), (b) Executive’s death, (c) Executive’s Disability (as defined below), (d) termination by the Company of the Executive’s employment without Cause or (e) resignation by the Executive of his employment for Good Reason, and subject in each case to the Executive’s Continuous Service as an employee or consultant of the Company or any of its subsidiaries through such event, all of the unvested Options and shares of such restricted stock granted pursuant to Sections 2.3.1, 2.3.2.1, 2.3.2.2 and 2.3.2.3, as applicable, will vest immediately.

2.3.4
Performance Stock. Subject to requisite stockholder approval, the Executive will be granted up to 500,000 fully-vested shares of restricted common stock of the Company, upon the achievement of and subject to the performance goals detailed on Exhibit A, subject to Executive’s Continuous Service as an employee or consultant of the Company or any of its subsidiaries on such grant dates.

2.3.5
Additional Equity. Executive shall be eligible for additional equity grants in amounts commensurate with Executive’s senior level position with the Company, at the same times as equity is granted to other senior level executives of the Company, in the discretion of the Board.

2.3.6
Tax Matters Related to Restricted Stock and Options. Withholding for any taxes which arise in connection with the Options or the shares of restricted common stock of the Company granted to Executive pursuant to this Agreement shall be governed in accordance with the applicable stock option agreement for the Options or restricted stock award agreement for such restricted stock.

2.4 General Expense Reimbursements. The Company will promptly reimburse Executive for all reasonable business expenses Executive incurs in performing Services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by Executive of reasonable documentation thereof.

2.5 Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible for participation in and shall be covered by any and all medical, dental, life and other voluntary insurance plans, retirement and profit sharing plans, and such other benefits generally available to other employees of the Company in similar employment positions, on the same terms as such employees, subject to eligibility requirements. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion, provided, however, that any such benefit plan or policy change that materially and adversely affects Executive disproportionately and specifically compared to other similarly situated executives of the Company shall require the written consent of Executive. Executive shall be entitled to 4 weeks of vacation per calendar year.

2.6 Directors and Officers Insurance. The Company shall procure directors and officers insurance with coverage of not less than $5 million, and shall maintain such insurance in full force and effect during the Term of this Agreement and for a period of seven years thereafter.

3.
Proprietary Information Obligations.

3.1 Proprietary Information Agreement. As a condition of employment, Executive agrees to execute and abide by the Company’s current form of Employee Confidential Information and Invention Assignment Agreement (“Inventions Assignment Agreement”).

3.2
Third Party Agreements and Information. Executive hereby confirms that Executive’s employment by the Company does not and will not conflict with any prior agreement with any third party, and that Executive will perform the Services in a manner that does not violate any such agreement. By entering into this Agreement, Executive represents that he has previously disclosed to the Company any agreement that he has signed that may restrict his activities on behalf of the Company in any manner. Executive represents and warrants that, except as gained in connection with Healthspan, Executive does not possess confidential or proprietary information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by such third party. During Executive’s employment by the Company, Executive will be expected not to make any unauthorized use or disclosure of any information or materials, including trade secrets, of any former employer or other third party (excluding Healthspan). Executive shall use, in the performance of the Services, only information generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or obtained or developed by Executive on behalf of the Company.

4.
Outside Activities During Employment.

4.1
Outside Activities. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during the Term of Executive’s employment with the Company. Except with the prior written consent of the Board, Executive will not during the Term of this Agreement undertake or engage in any other employment, occupation or business enterprise, provided, however, that notwithstanding the foregoing the Executive shall be permitted to perform outside business, management of personal investments, and other activities, including without limitation business activities in the film and entertainment industries and relating to the Hallmark Feeln streaming video service, to the extent that the performance of such activities would not materially diminish, conflict with or negatively impact the performance of Services hereunder.

4.2
Duty of Loyalty During Employment. During the Term of his employment with the Company, except on behalf of the Company or Healthspan, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, employee, consultant, debtholder or in any capacity whatsoever engage in, become financially interested in, participate in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which competes with the Company, anywhere throughout the world, in any line of business engaged in (or which the Company has publicly announced that it plans to be engaged in) by the Company other than de minimis stock holdings in public companies.

5.
At-Will Employment; Termination of Employment.

5.1 At-Will Employment. Executive’s employment relationship with the Company is employment at-will and may be terminated by the Company or by Executive at any time and for any reason during the Term. At the time of termination, Executive will receive (a) all accrued base salary, and all accrued and unused paid time off, through the termination date, and (b) any annual bonus amount earned during the completed fiscal year preceding the year in which Executive’s employment termination occurred, but not yet paid as of the termination date (the “Accrued Benefits”).

5.2 Severance Benefits for Qualifying Termination. If, prior to the expiration of the Term of this Agreement, (a) Executive’s employment is terminated by the Company without Cause, for death or Disability, or Executive resigns his employment for Good Reason, or (b) (i) a Change of Control occurs and (ii) within one month prior to the date of such Change of Control or twelve months after the date of such Change in Control Executive’s employment is terminated by the Company other than for Cause, and (c) Executive satisfies the Release Requirement, then Executive will receive the following “Severance Benefits” as set forth in this Section 5.2.

5.2.1                      Severance Payments. Executive will receive severance pay in the form of continuation of Executive’s then-current base salary at the time of Executive’s termination for a period of twelve (12) months, less standard payroll deductions and withholdings (the “Severance Payments”), to be paid on the Company’s regular payroll schedule in effect following Executive’s employment termination date; provided, however that the Company shall not be required to make any payments before the Release Effective Date.

5.2.2
Health Care Continuation Coverage Payments. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the employment termination date and ending twelve (12) months after the employment termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must promptly notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

5.2.3
Prorated Bonus. Executive will receive the prorated portion of Executive’s annual bonus, less standard payroll deductions and withholdings, earned for the fiscal year in which such termination or resignation occurs. Such bonus amount shall be calculated pursuant to Section 2.2 and prorated for the number of days Executive worked during such fiscal year, and paid at the same time as annual bonuses for such fiscal year are paid to other senior executives of the Company, but in no event shall the annual bonus be paid later than March 15 of the fiscal year following the fiscal year for which the annual bonus is payable.

5.2.4
Extended Exercise Period for Stock Options. With respect to any stock option grants, including the Options, that are awarded to Executive on or after the Effective Date, such equity awards shall, to the extent vested as of the employment termination date, remain exercisable until the earlier of: (a) twelve (12) months following Executive’s employment termination date (or, such longer period as provided in the Plan in the event of Executive’s death), (b) the expiration of such awards’ original maximum term, or (c) termination of such equity awards under the terms of the Company’s equity plan in connection with a dissolution or liquidation of the Company, a Corporate Transaction or a Change of Control (as such terms are defined in the Plan).

5.3
Release Requirement. To be eligible for the Severance Benefits pursuant to Section 5.2 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Executive’s employment termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits will be paid hereunder prior to such Release Effective Date.

5.4
Unvested Equity. Except to the extent set forth in Section 2.3.3, at the time of termination of Executive’s Continuous Service, all unvested equity (whether options, restricted stock or otherwise) will lapse and become forfeited by Executive.

5.5
Definitions.

5.5.1
Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (a) Executive’s conviction of or plea of guilty or nolo contendere to any felony (other than traffic violations); (b) Executive’s consistent failure or refusal to follow lawful and reasonable written instructions of the CEO or lawful and reasonable policies and regulations of the Company or its affiliates; (c) Executive’s consistent failure to faithfully and diligently perform material assigned duties of Executive’s employment with the Company or its affiliates that is substantially detrimental to the business or reputation of the Company; (d) fraudulent conduct by Executive in connection with the performance of Executive's duties for the Company or its affiliates; (e) conduct by Executive that materially discredits or that causes material harm to the Company or any affiliate or that is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (f) Executive’s material breach of this Agreement, the Inventions Assignment Agreement, or any applicable Company policies. An event described in clauses (b) through (f) shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach, with specific details supporting such a determination, and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

5.5.2
Change of Control. For the purposes of this Agreement, “Change of Control” shall have the meaning described in the Plan.

5.5.3
Disability. For purposes of this Agreement, “Disability” means that Executive is unable to perform the essential functions of his position (notwithstanding the provision of any reasonable accommodation) by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of ninety (90) or more consecutive days or one hundred and twenty (120) days during any consecutive six (6) month period, as determined by a physician to be selected by the Company in good faith and reasonably acceptable to Executive.

5.5.4
Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s Base Salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives; (b) a material reduction in Executive’s duties (including responsibilities and/or authorities) or reporting structure, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation, unless Executive requests or agrees in writing to such relocation. An event described in clauses (a) through (c) shall not be treated as “Good Reason” until after the Company has been given written notice of such event, failure, conduct, or breach, with specific details supporting such a determination, the Company fails to cure such event, failure, conduct, or breach within 30 days from such written notice (unless such event, failure, conduct, or breach is incapable of being cured, in which case the 30-day cure period shall not be required), and the Executive resigns from all positions Executive then holds with the Company not later than 30 days after the expiration of the cure period (or 30 days from the date of the Executive’s notice if the applicable event, failure, conduct or breach is incapable of being cured).

5.6
Termination for Cause or Resignation Without Good Reason. Except for Accrued Benefits and any other benefits required by applicable law, Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in Section 5.2, if the Company terminates Executive’s employment for Cause or Executive resigns Executive’s employment without Good Reason at any time. Similarly, Executive will not be eligible for any severance benefits if the Executive’s employment is terminated as the result of the expiration of the Term. In addition, if Executive materially breaches any continuing obligations to the Company or its affiliates (including but not limited to any material breach of this Agreement, any material breach of the Inventions Assignment Agreement, or material breach of Section 5.4(a) or Section 5.4(b) of the Purchase Agreement) during the period of time that Executive is receiving any Severance Benefits, Executive will forfeit Executive’s entitlement to any then unpaid Severance Benefits, and the Company’s obligation to continue to pay or provide such Severance Benefits will immediately terminate as of the date of Executive’s material breach.

6.
Section 409A.

All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”), such benefits will not commence in connection with Executive’s termination of employment unless such termination also qualifies as a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (“Separation from Service”). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under Section 409A and Executive is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Separation from Service, then the payment of any such benefits shall be delayed until the earlier of: (a) the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service, or (b) the date of Executive’s death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the benefit payments that otherwise would have been paid to Executive on or before the Delayed Payment Date, without any adjustment on account of such delay, and (ii) continue the benefit payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, Executive’s Severance Benefits shall commence to be paid in installments on the first regularly scheduled payroll date that occurs in the second calendar year. To the extent that any reimbursement, fringe benefit or other similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

7.
Section 280G; Limitations on Payment

7.1
If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

7.2
Notwithstanding any provision of Section 7.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

7.3
Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

7.4
If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 7.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 7.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 7.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8.
Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

9.
Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

10.
Integration.

This Agreement, including Exhibit A and each document referred to or described herein, the Purchase Agreement, with respect to Section 5.4(a) and Section 5.4(b) therein only, the Inventions Assignment Agreement, and the Indemnification Agreement contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersede all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

11.
Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12.
Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.
Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

14.
Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.
Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16.
Notices.

Any and all notices, demands, requests, or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery to and received by the Party to whom such notice is intended thereof, or in lieu of such personal delivery or overnight express delivery, upon receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable Party at the address set forth below such Party’s signature to this Agreement (which may be omitted in any public filing). Any Party may change its respective address for the purposes of this Section 16 by giving notice of such change to the other Party in the manner provided in this Section 16.

17.
Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Irvine, California by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, both waive the right to resolve any such dispute through a trial by jury or judge. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to Executive upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. Similarly, nothing in this Agreement is intended to restrict the Executive from filing a complaint with the Equal Employment Opportunity Commission or comparable government agency. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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In Witness Whereof, the Parties have executed this Agreement as of the dates written below.

ChromaDex Corporation

By: /s/ Frank L. Jaksch Jr.
Its: Chief Executive Officer
Dated: March 12, 2017

Executive:

/s/ Robert Fried
Robert Fried
Dated: March 12, 2017

EXHIBIT A

Performance Goals(1)(2)

Performance Goal	Number of fully-vested shares of restricted common stock of ChromaDex to be granted to Executive based upon achievement of such Performance Goal
1. Net Sales to all distribution channels from and after the Effective Date exceeds Net Sales to all distribution channels in fiscal year 2016 by not less than $10,000,000	166,667
2. Net Sales to all distribution channels from and after the Effective Date exceeds Net Sales to all distribution channels in fiscal year 2016 by not less than $20,000,000	166,667
3. Net Sales to all distribution channels from and after the Effective Date exceeds Net Sales to all distribution channels in fiscal year 2016 by not less than $30,000,000	166,666
TOTAL:
500,000 shares

(1) All determinations of Net Sales for purposes of determining whether any of the Performance Goals have been achieved shall be based on the Company’s audited financial statements for the applicable fiscal years.

(2) Each Performance Goal may be achieved only once.

A-1